UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

225 Union Blvd., Suite 600
Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 974-2140
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 26, 2016, Energy Fuels Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Strathmore Resources (US) Ltd., an indirect subsidiary of the Company (“Strathmore”), SC Clean Energy, Inc. (“SCC”) and Summit New Energy Holding, LLC (“SNEH”) whereby, Strathmore would acquire SCC and SNEH’s collective 40% interest in the Roca Honda Project for: (i) $2.8 million in common shares of the Company based on the Volume Weighted Average Price of the Company’s common shares on the NYSE MKT for the 10 trading days ending on the day prior to closing the Purchase Agreement; and (ii) $4.5 million in cash payable on first commercial production of uranium from the Roca Honda Project.

The Purchase Agreement contains customary representations and warranties by all parties.

The closing of the transaction was subject to the receipt of all applicable regulatory and stock exchange approvals and the satisfaction of certain other conditions to closing. The closing of the transaction occurred on May 27, 2016 and following closing of the transaction, the Company owns 100% of the Roca Honda Project.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2016.

Item 3.02 Unregistered Sales of Equity Securities

On May 27, 2016 the Company issued 1,212,173 common shares of the Company pursuant to the closing of the Purchase Agreement, as more fully described in Item 1.01 of this Form 8-K which is incorporated by reference into this Item 3.02.

The common shares were issued in reliance upon the exemption from the registration requirements of the United States Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

Dated: June 2, 2016	By: /s/ David C. Frydenlund
David C. Frydenlund
Senior Vice President, General Counsel and Corporate
Secretary